ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into this 28th, of October, 2005, by and between GLOBAL AXCESS CORP, a Nevada corporation ("Buyer"), and AMER-E-COM DIGITAL CORPORATION, dba FIRST NATIONAL ATM, a Florida corporation ("Seller"). Buyer and Seller are sometimes referred to individually as a "Party" and together as "Parties."


                              PRELIMINARY STATEMENT

         Seller is a Party to not less than one thousand five hundred seventeen (1,517) automated teller machines ("ATM") processing merchant contracts and ATM placement agreements (collectively, the "Merchant Contracts"). Seller is a Party to not less than fifty-three (53) distributor contracts ("Distributor Contracts"). Seller owns certain (a) ATMs that are placed in merchant locations and ATMs in its inventory; (b) ATM spare parts, ATM repair equipment and ATM test equipment, and (c) modems connected to the ATMs, and all systems related thereto (collectively, the "Equipment"). Pursuant to the Merchant Contracts and Distributor Contracts, Seller has agreed to provide a variety of services including, but not limited to, processing services, cash services, maintenance services, prepaid cellular services, debit card services, phone card services, internet services, check cashing services, and wire transfer services for ATMs covered under the Merchant Contracts and the Distributor Contracts. See Exhibit A for the list of Merchant Contracts and dates of those Contracts. See Exhibit B for the list of Distributor Contracts and dates of those Contracts.

         Seller desires to assign and sell, and Buyer has agreed to assume and purchase, (i) all of Seller's rights and obligations in and to the Merchant Contracts, (ii) all of Seller's rights and obligations in and to the Distributor Contracts, (iii) all of Seller's rights in and to the Equipment, (iv) the right to have the phone lines in which Seller is the responsible organization and which are used in connection with the Merchant Contracts and Distributor Contracts transferred to Buyer or its designee, (v) all of Seller's rights and obligations in and to the toll free 800 number in which Seller is the responsible organization and which is used in connection with the Merchant Contracts and/or Distributor Contracts, (vi) all of Seller's rights and obligations in and to the brand name and trademark "Amer-e-com Digital Corporation", (vii) all of Seller's rights and obligations in and to the Seller's website, website address and e-mail accounts, (viii) certain contracts related to the Merchant Contracts, Distributor Contracts, and Equipment including, but not limited to, ATM and/or processing and/or cash services distributor agreements, processor agreements, financial institution sponsorship agreements, ATM lease agreements, ATM maintenance agreements, ATM supply agreements, ATM signage agreements, armored car agreements, and vault cash agreements (collectively, the "Service Contracts"), in each case, subject to the terms and conditions contained in this Agreement, (ix) all of Seller's rights and obligations in and to software, licenses and assets related to ancillary products sold and services provided by Seller including, without limitation, prepaid cellular, debit cards, phone cards, internet, check cashing, and wire transfer, and (x) all of Seller's rights and obligations in additional ATM processing Merchant Contracts and ATM placement agreements selected by Buyer that are entered into by Seller prior to the date the transaction is effective ("Effective Date") (the "Post-Signing Merchant Contracts") and all of Seller's rights and obligations in additional Distributor Contracts selected by Buyer that are entered into by Seller prior to the Effective Date (the "Post-Signing Distributor Contracts").

         NOW, THEREFORE, in consideration of these Preliminary Statements and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge and hereby agree as follows:



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1.    PURCHASED ASSETS; EXCLUDED ASSETS; ASSUMPTION OF LIABILITIES.

      1.1 Purchased Assets and Rights. Subject to the terms and conditions of this Agreement, on the Closing Date, but effective as of the Effective Date(as defined in Section 3.1), Seller will sell to Buyer, and Buyer will purchase from
Seller:

            (i) all of Seller's right, title and interest in and to the Merchant Contracts,

            (ii) all of Seller's right, title and interest in and to the Distributor Contracts,

            (iii) all of Seller's rights in and to the Equipment,

            (iv) the right to have Seller's rights in and to the phone lines in which Seller is the responsible organization and which are used in connection with the Merchant Contracts and/or Distributor Contracts transferred to Buyer or its designee,

            (v) all of Seller's rights in and to the toll free 800 number in which Seller is the responsible organization and which is used in connection with the Merchant Contracts and/or the Distributor Contracts,

            (vi) all of Seller's rights and obligations in and to the following brand name and trademark "Amer-e-Com Digital Corporation",

            (vii) all of Seller's rights in and to the Seller's website, including all content contained therein, and all intellectual property rights including, without limitation, copyrights therein, registrations to the domain name and e-mail accounts,

            (viii) any of the Service Contracts identified by Buyer in Exhibit C within three (3) business days prior to the Closing Date (as defined in Section 3.1) as an agreement to be assigned,

            (ix) all of Seller's right, title and interest in and to proprietary software and licenses to software, in each case for software utilized in connection with the Equipment or in connection with providing services related thereto, including software related to modems, ancillary products sold and services provided by Seller including, without limitation, prepaid cellular, debit cards, phone cards, internet, check cashing, and wire transfer,

            (x) all of Seller's rights to information related to the operation and management of ATMs and the Merchant Contracts and the Distributor Contracts including, without limitation, data relating to ATM management, cash management, work order/maintenance history, transition history and commissions payment history, customer history, load history and balance as of a certain date (collectively, "Data"); and

            (xi) all of Seller's rights and obligations in Post-Signing Merchant Contracts.

            (xii) all of Seller's rights and obligations in Post-Signing Distributor Contracts ((together with items (i) through (xi) above, collectively, the "Purchased Assets").

            Seller shall transfer the Purchased Assets at no cost to Buyer free and clear of all security interests, liens, restrictions, claims, encumbrances or charges of any kind.

      1.2 Limited Liabilities Assumed. Buyer, effective as of the Effective Date, will assume Seller's rights and obligations arising on or after the Effective Date under (i) the Merchant Contracts identified on Exhibit A attached hereto, (ii) the Distributor contracts identified on Exhibit B attached hereto,
(iii) the Post Signing Merchant Contracts, (iv) the Post Signing Distributor Contracts, and (v) the Service Contracts identified on Exhibit C attached hereto (collectively, the "Transferred Contracts"). Subject to the preceding sentence or except as otherwise expressly set out in this Agreement, the Parties acknowledge that the Buyer assumes no other obligations or liabilities of the Seller.

      1.3 Excluded Assets. Except as expressly set forth herein, the Purchased Assets shall not include equipment and contract rights relating to Seller's ATM locations in Canada or locations in the USA listed on Exhibit D, cash in bank accounts, vehicles and trailers, notes or accounts receivable, prepaid accounts, deposits, corporate office lease, office furniture, fixtures, computers and telephone equipment, warehouse lease, fork lifts, and any other assets of Seller not related to the Purchased Assets (collectively, the "Excluded Assets").

2.    PURCHASE PRICE.


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      2.1   Purchase Price; Payment. Subject to Section 2.2 and as adjusted by
Section 6, the purchase price for the Purchased Assets will be five million four hundred seventy-four thousand six hundred U.S. dollars ($5,474,600) subject to adjustment as set forth in paragraphs 2, 3 and 6 (the "Purchase Price") and paid as follows:

            (i) The Purchase Price, less the Holdback (as defined in Section 2.1(ii) below) and less any adjustment for New Additional 73 Sites and Lost Contracts (as defined in Sections 6.2 and 6.4), shall be payable at the Closing in immediately available funds; and

            (ii) Up to one million U.S. dollars ($1,000,000) (as determined pursuant to Section 6.1 hereof) shall be payable into escrow ("Holdback") to satisfy Seller's obligations set forth in Section 6 below.

      2.2 Obligations. Seller will be responsible for, and shall pay, any and all expenses that accrue or arise under the Transferred Contracts on or prior to the Effective Date. Seller is to provide Buyer with a copy of all vendor invoices relating to the time period up to the Effective Date that are unpaid as of the Effective Date. To the extent reasonably practicable, Seller shall pay all such invoices on or prior to the Effective Date, and provide evidence of such payment to Buyer.

      2.3 Taxes. All transfer, sales or similar tax due as a result of this transaction will be paid by Seller at the Closing and, if not so paid, shall remain Seller's obligation.

3.    CLOSING DATE & EFFECTIVE DATE.

      3.1 Closing Date. Subject to the terms and conditions of this Agreement, the closing of the transactions (the "Closing") contemplated by this Agreement shall occur on October 28, 2005, at a mutually acceptable place or within five
(5) business days after the last of the conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied or waived by the Party or Parties entitled to waive the same, whichever is later, or such other date and time as to which Buyer and Seller may agree in writing; provided that, at Buyer's option, the Closing may take place on the last day of the month in which the conditions set forth in Sections 7.1 and 7.2 have been satisfied (the "Closing Date").

      3.2 The Effective Date. Subject to the term and conditions of this Agreement, the date the transactions contemplated by this Agreement are effective shall occur November 1, 2005, or if the Closing has not taken place by such date, such other date and time as to which Buyer and Seller may agree in writing.

      3.3 Actions to be Taken at the Closing. At the Closing, the Parties will take the following actions and deliver the following documents:

            (a)   Seller will deliver to Buyer:

                  (i) a duly executed Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 3.3(a)(i);

                  (ii) a duly executed bill of sale, in substantially the form attached hereto as Exhibit 3.3(a)(ii);

                  (iii) written consent of third parties to the sale, conveyance, transfer, assignment and delivery of the Purchased Assets including, without limitation, the consent of the merchant's party to the Merchant Contracts and the Post Signing Merchant Contracts and the consent of the distributor's party to the Distributor Contracts and the Post Signing Distributor Contracts, unless the relevant contract expressly by its terms permits assignment without consent;

                  (iv) Confidentiality and protection of business agreement in favor of Buyer duly executed by Richard Westenberger in substantially the form attached hereto as Exhibit 3.3(a)(iv), (the "Business Protection Agreement");

                  (v) Business Protection Agreement in favor of Buyer duly executed by Patricia Buckholz in substantially the form attached hereto as
Exhibit 3.3(a)(v);

                  (vi)  a good standing certificate of Seller (dated within ten
(10) business days prior to the Closing Date), certified by the Secretary of the State of Florida;

                  (vii) a secretary's certificate, certifying resolutions of the board of directors and shareholders of Seller approving the sale of the Purchased Assets;

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                  (viii)  a certificate of Richard Westenberger certifying as to the truth and correctness of Seller's representations and warranties to the best of Seller's knowledge as of the Closing Date and that all of Seller's obligations that are to be performed prior to Closing have been performed;

                  (ix) a certificate of Patricia Buckholz certifying as to the truth and correctness of Seller's representations and warranties to the best of Seller's knowledge as of the Closing Date and that all of Seller's obligations that are to be performed prior to Closing have been performed;

                  (x) an opinion of legal counsel for Seller, substantially in the form attached hereto as Exhibit 3.3(a)(x);

                  (xi)    complete originals of each of the Transferred
Contracts;

                  (xii) copies of all software included, or with respect to which the licenses thereto are included, in the Purchased Assets (object code and, if available, source code) and copies of the license agreements related thereto;

                  (xiii) all original ancillary product agreements including, but without limitation, prepaid cellular, debit cards, phone cards, internet, check cashing, and wire transfer, if any;

                  (xiv) notification in form and substance satisfactory to Buyer directed to the phone companies instructing them to work with Buyer for the transfer of the rights and use of the phone lines described in Sections 1.1(iv) and 1.1(v) to Buyer or its designee including Transfer/reprogramming of the 800-298-5750 (tech service line) & 800-519-2720 (customer service line) phone number through US LEC to Buyer's affiliate company Nationwide Money Services, Inc.'s ("NMS") customer service line;

                  (xv) written notice satisfactory to Buyer, directed to the other contracting parties to the Transferred Contracts notifying them of the assignment and assumption of the Transferred Contracts;

                  (xvi) Any and all Seller marketing material or logo files including electronic files thereof;

                  (xvii) Trademark assignment of the brand name "Amer-e-com Digital Corporation" in form and substance satisfactory to Buyer;

                  (xviii) assignment of the registration to the domain name "www.Amer-e-com.com" and e-mail address "Info@Amer-e-com.com" in form and substance satisfactory to Buyer;

                  (xix) consulting agreement executed by Richard Westenberger in substantially the form attached hereto as Exhibits 3.3(a)(xix);

                  (xx) consulting agreement executed by Patricia Buckholz in substantially the form attached hereto as Exhibits 3.3(a)(xx);

                  (xxi) escrow agreement executed by Seller in substantially the form attached hereto as Exhibit 3.3(a)(xxi) (the "Escrow Agreement");

                  (xxii) the Data (if the existing database information is in MicroSoft Access ("MSAccess") or can be converted into MSAccess format and retain the integrity of the data, then the Data shall be provided in MSAccess format along with a data dictionary; If not, the Data shall be delivered in Comma-Delimited format (csv with headings), together with a data dictionary.

            (b)   Buyer will deliver to Seller:

                  (i) a duly executed Assignment and Assumption Agreement in substantially the form attached as Exhibit 3.3(a)(i);

                  (ii) the Purchase Price (less the Holdbacks and any amounts paid to third parties at Closing pursuant to Section 5.8 (c) hereof or adjustment made pursuant to Section 6 hereof);

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                  (iii)   a secretary's certificate, certifying resolutions of
the board of directors of Buyer approving the purchase of the Purchased Assets;

                  (iv) an officer's certificate certifying as to the truth and correctness of Buyer's representations and warranties to the best of Buyer's knowledge as of the Closing Date and that all of Buyer's obligations that are to be performed prior to Closing have been performed;

                  (v)     The Consulting Agreements; and

                  (vi)    the Escrow Agreement executed by Buyer;

            (c) The Parties will take such other actions and will execute and deliver such other instruments, documents and certificates as are required by the terms of this Agreement and the agreements executed in connection herewith (the "Related Agreements") or as may be reasonably requested by any Party in connection with the consummation of the transactions contemplated herein.

4.    REPRESENTATIONS; WARRANTIES.

      4.1 Seller Representations. Seller represents and warrants to Buyer as of the date hereof, as of the Closing Date and as of the Effective Date as follows:

            (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has full power and lawful authority to enter into this Agreement and all Related Agreements, and consummate the transactions contemplated hereby and thereby;

            (b) This Agreement and the Related Agreements have each been duly authorized by all necessary action on the part of Seller, including shareholder authorization. This Agreement constitutes, and when executed, the Related Agreements each will constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with their respective terms. Seller's execution, delivery and performance of this Agreement and the Related Agreements will not (i) constitute a breach or violation of Seller's incorporation documents or bylaws, (ii) constitute a breach or violation of any law, rule, regulation, material agreement, indenture, deed of trust, mortgage, loan agreement or any material instrument to which Seller is a Party, (iii) constitute a violation of any order, judgment or decree by which Seller is bound or affected, or (iv) result in a breach or default under any of the Transferred Contracts or the creation of any lien or charge thereon;

            (c) No consent, license, approval or authorization of, or filing, registration or waiver or other action by, any governmental authority or any third party is or will be required in connection with the execution, delivery or performance by Seller of this Agreement or any agreement executed in connection herewith except those consents which Seller shall deliver to Buyer before Closing;

            (d) Exhibit A sets forth a complete list of all of the Merchant Contracts to which Seller is a Party and details regarding all of the ATMs owned by Seller and in use at locations covered under the Merchant Contracts, all of which are being sold to Buyer hereunder. Seller has delivered to Buyer a true and correct copy of each contract included in the Purchased Assets. Each contract included in the Purchased Assets is valid and enforceable in accordance with its terms against Seller and, to Seller's knowledge, against the other Party or Parties thereto. Seller has entered into the 1517 Merchant Contracts and New Additional 73 Sites, the Distributor Contracts, and Cash Management Contracts using at various times the names "Amer-e-com Digital Corporation," "ATM Capital Funding Corporation," "ATM Capital Corporation" and "First National ATM" ("collectively, the "Trade Names"). Seller has the right to utilize each of the Trade Names. Each of the foregoing Trade Names, as well as any other names under which Seller has entered into agreements, refers to Seller and to no other person, is the valid name of Seller, and Seller is, and Buyer after consummation of the transactions contemplated herein will be, entitled to all of the rights and benefits conferred upon Seller, utilizing such Trade Names. There is no lawsuit or proceeding pending or threatened against Seller, relating in any way to, any contract included in the Purchased Assets, or that could otherwise impair Seller's ability to perform its obligations hereunder. Neither Seller nor, to Seller's knowledge, any other Party thereto is in breach of or in default under any contract included in the Purchased Assets nor has any notice or claim with respect to any breach or default thereunder been given. Seller has not made any oral representations or warranties to any person with respect to the Purchased Assets, nor has it offered to provide any services other than what has already been stated in the Merchant Contracts. The Purchased Assets constitute all assets currently utilized by Seller in the operation of its ATM placement and processing business and related businesses, other than the Excluded Assets. Specifically, Seller represents and warrants that (a) all Merchant Contracts are assignable without penalty, fees or the necessity of obtaining third-party consent and will be assigned to Buyer as of the Effective Date, (b) all Merchant Contracts will be active and in good standing with the

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ATM location owners as of the Closing Date and as of the Effective Date, and all
Merchant Contracts assigned will be in full force and effect and no breach shall have occurred thereunder, (c) any Merchant Contract coming up for renewal or renewal notification periods prior to the Effective Date will be renewed by the Closing Date, or such time as identified in the Merchant Contracts, (d) Seller has not been notified of any Merchant Contracts terminations and there are no pending or threatened Merchant terminations, or any facts or circumstances that would make it likely, or lead Seller to believe, that any Merchant may be terminated, either early or at the expiration of the relevant term;

            (e) Exhibit B sets forth a complete list of all of the Distributor Contracts to which Seller is a Party and details regarding all of the ATMs owned by Seller and in use at locations covered under the Distributor Contracts, all of which are being sold to Buyer hereunder. Seller has delivered to Buyer a true and correct copy of each contract included in the Purchased Assets. Each contract included in the Purchased Assets is valid and enforceable in accordance with its terms against Seller and, to Seller's knowledge, against the other Party or Parties thereto. There is no lawsuit or proceeding pending or threatened against Seller, relating in any way to, any contract included in the Purchased Assets, or that could otherwise impair Seller's ability to perform its obligations hereunder. Neither Seller nor, to Seller's knowledge, any other Party thereto is in breach of or in default under any contract included in the Purchased Assets nor has any notice or claim with respect to any breach or default thereunder been given. Seller has not made any oral representations or warranties to any person with respect to the Purchased Assets, nor has it offered to provide any services other than what has already been stated in the Distributor Contracts. The Purchased Assets constitute all assets currently utilized by Seller in the operation of its ATM placement and processing business and related businesses, other than the Excluded Assets. Specifically, Seller represents and warrants that (a) all Distributor Contracts are assignable without penalty, fees or the necessity of obtaining third-party consent and will be assigned to Buyer as of the Effective Date, (b) all Distributor Contracts will be active and in good standing with the ATM location owners as of the Closing Date and as of the Effective Date, and all Distributor Contracts assigned will be in full force and effect and no breach shall have occurred thereunder, (c) any Distributor Contract coming up for renewal or renewal notification periods prior to the Effective Date will be renewed by the Closing Date, or such time as identified in the Distributor Contracts, (d) Seller has not been notified of any Distributor Contracts terminations and there are no pending or threatened Distributor terminations, or any facts or circumstances that would make it likely, or lead Seller to believe, that any Distributor may be terminated, either early or at the expiration of this term;

            (f) All financial information relating to the Purchased Assets that has been provided by Seller, or its agents, to Buyer is true and complete and has been prepared in accordance with sound financial practices applied on a consistent basis;

            (g) Neither this Agreement nor any schedules, certificates or other document or information provided by Seller to Buyer in connection with this Agreement or the Related Agreements or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements so made not misleading, at the time such statements were made and through the time of the Effective Date;

            (h) Neither the Seller, nor any of its shareholders, officers, employers or agents, has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finder's fee or commission in connection with this Agreement, and the Related Agreements, or the transactions contemplated by such agreements for which Buyer could become liable or obligated; and

            (i) Seller has not received any proceeds from the ATM processors with respect to the Purchased Assets that relate in whole or part to any period after the Effective Date.

      4.2 Buyer Representations. Buyer represents and warrants to Seller as follows:

            (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement and the Related Agreements;

            (b) Prior to the Closing, this Agreement and each Related Agreement will have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes and, when executed, the Related Agreements will constitute, the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms; and

            (c) Neither Buyer, nor any of its Shareholders, officers, employees or agents have employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finder's fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated by such agreements for which Seller could become liable or obligated.

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5.    CERTAIN COVENANTS AND AGREEMENTS.

      5.1 Approvals and Consents. Prior to Closing, Seller will obtain, in writing and without cost or penalty to Buyer, all necessary approvals and consents required in order to authorize and approve this Agreement and the Related Agreements, and to consummate the assignment to, and assumption by, Buyer of the Purchased Assets including, without limitation, the written consent of the Merchants for the assignment of the Merchant Contracts, the Post Signing Merchant Contracts, the Distributor Contracts, and the Post Signing Distributor Contracts, except with respect to those Contracts which specifically permit assignment without consent.

      5.2 Cooperation. Each of the Parties hereto will use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder.

      5.3 Access to Properties, Records and Personnel; Inspection. Seller shall give Buyer and its counsel, accountants and other representatives full access during normal business hours to all of the properties, personnel, financial and operating data, books, tax returns, contracts, commitments and records of Seller to the extent that they relate to the Purchased Assets. Seller shall provide Buyer complete copies of all Transferred Contracts including, but not limited to, those identified on Schedule 5.3 hereto as having missing pages, or as being missing altogether. Seller agrees to provide Buyer as to each ATM constituting part of the Purchased Assets the first transaction date and the first cash-load date. In addition, Seller hereby consents to Buyer contacting merchants that are parties to the Merchant Contracts and the Post Signing Merchant Contract to confirm that there have been no oral agreements or representations made with respect to the Merchant Contracts or the Post Signing Merchant Contracts and to discuss the assignment of the Merchant Contracts and the Post Signing Merchant Contracts. In addition, Seller hereby consents to Buyer contacting distributors that are parties to the Distributor Contracts and the Post Signing Distributor Contracts to confirm that there have been no oral agreements or representations made with respect to the Distributor Contracts or the Post Signing Distributor Contracts and to discuss the assignment of the Distributor Contracts and the Post Signing Distributor Contracts. In addition, after October 25, 2005, Buyer, in its sole and absolute discretion, may interview, and offer employment to, George Ordonez. Such investigation shall not limit Seller's liability for the breach of Seller's representations and warranties herein even if Buyer's review did or should have revealed any such breach.

      5.4 Operation of Business. From the date hereof until the Effective Date or the earlier termination of this Agreement pursuant to Section 8 hereof, Seller will: (a) operate its business in the ordinary course; (b) other than as expressly contemplated to the contrary in this Agreement, use its best efforts to maintain and transfer all Seller's dealer and distributor relationships to Buyer and to assist in securing exclusive, network-complaint agreements between the Seller's dealers/distributors and Buyer and to otherwise preserve its operations so that Buyer will obtain the benefits intended to be afforded by this Agreement; (c) not take any action which would result in any representation or warranty of Seller becoming incorrect or untrue in any respect; (d) obtain the prior written approval of Buyer in connection with all material decisions affecting the Purchased Assets, or operations thereunder, other than material decisions undertaken in the ordinary course of business consistent with (a) above, (e) maintain all equipment that is the subject of a Merchant Contract or a Distributor Contract in good working order ordinary wear and tear excepted, and otherwise comply with all of its obligations under the Merchant Contracts, the Distributor Contracts, and other Transferred Contracts; (f) notify Buyer in writing promptly after Seller becomes aware of the occurrence of any event that might result in any of Seller's statements, representations and warranties under this Agreement or any Related Agreement being or becoming untrue; and (g) review and renew all Transferred Contracts expiring prior to the Effective Date or for which the renewal notification period commences prior to the Effective Date.

      5.5 Transition Services. Prior to the Closing, Seller shall (i) use its commercially reasonable efforts to obtain the services currently provided by Core Data Resources ("CDR"), Columbus Data System ("CDS") or Money Access Services, now STAR Processing, Inc. ("EPS") on a month-to month basis for at least six (6) months after the Effective Date at the same cost currently charged to Seller (CDR - $0.075 per Transaction, CDS - $0.08 per transaction, and EPS - $0.12 per transaction), and (ii) deliver notices to each of the service carriers for the phone service maintained by Seller relating to the phone lines utilized in the ATM business, authorizing Buyer to work with such service carrier with respect to the transferring of the responsible organization for such phone lines to a vendor selected by Buyer. For a period of up to one hundred twenty (120) days following the Effective Date (the "Transition Period"), Seller agrees to provide services to Buyer to permit the continuation of the operations acquired herein without interruption, including the use of all of the phone lines (including, without limitation, the following 800 numbers: _800-298-5750 (tech line), 800-519-2720 (sales line) prior to the transfer thereof, and services related to accounts receivable, customer service, cash services management, ATM testing and installation, maintenance and parts repair and accounts payable, including customer residual payment. Seller will perform the Transition Services and Buyer will reimburse Seller for all out-of-pocket expenses for providing the Transition Services within fifteen days after the delivery to Buyer of reasonable evidence of the incurrence of such expense (i.e. an invoice therefore) and of Seller's payment thereof. Seller shall deliver to Buyer an invoice for such services on a monthly basis including reasonably detailed calculation for the amount so invoiced. Such expenses shall include any shared employees, etc. All expenses must be pre-approved by the Buyer and the Buyer will not be obligated to pay for any services rendered without prior written approval. Within three (3) days prior to the Closing, Buyer will provide Seller with more detailed information regarding the Transition Services that will be needed during the Transition Period.

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      5.6   Notices. Each of Buyer and Seller will promptly notify the other in writing if it receives any notice, or otherwise becomes aware, of any action or proceeding instituted or threatened before any court or governmental agency by any third party to restrain or prohibit, or obtain damages in respect of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

      5.7 Further Assurances. Each Party will execute and deliver any further instruments or documents, and take all further action, reasonably requested by the other Party to carry out the transactions contemplated by this Agreement and the Related Agreements.

      5.8   ALLOCATION OF EXPENSES AND REVENUES.


            (a) Seller shall be entitled to all proceeds from the ATM processors and be liable for all merchant and distributor expenses under the Merchant Contracts and Distributor Contracts and the Post Signing Merchant Contracts and Post Signing Distributor Contracts, in each case, that relate to the Purchased Assets for periods prior to Effective Date;

            (b) Buyer shall be entitled to all proceeds from the ATM processors and be liable for all merchant and distributor expenses under the Merchant Contracts and Distributor Contracts and the Post Signing Merchant Contracts and Post Signing Distributor Contracts, in each case, that relate to the Purchased Assets for periods on or after the Effective Date;

            (c) Seller agrees to pay, on or before the Closing Date, all amounts owed to any merchant, distributor, or association and to any vendor or contractor relating to the Purchased Assets that relate to periods prior to Effective Date. Any amounts owed by Seller in which the specific amount owed is known and not paid by Seller on or before the Closing Date will be deducted from the Purchase Price and paid by Buyer on Seller's behalf;

            (d) Buyer agrees that, after the Closing, it shall promptly remit to Seller any proceeds it receives from ATM processors that relate to the Purchased Assets for periods prior to the Effective Date. Seller agrees to promptly remit to Buyer any ATM processor proceeds it receives that relate to periods on or after the Effective Date. If Buyer or Seller receives processor proceeds relating to a period that includes periods both before and after the Effective Date, then Buyer will remit to Seller, or Seller will remit to Buyer, as applicable, a pro rata portion of the net processor proceeds received from the ATM processors, after paying all expenses related strictly to Merchant Contracts and Distributor Contracts. Such allocation shall be based on the number of days to which such payment relates that are prior to the Effective Date versus the number of such days that fall on or after the Effective Date. Any such payment shall be made by Seller or Buyer, as applicable, to the other within ten (10) days after such Party's receipt of such funds from the processor; and

            (e) All open and new legal-related issues that exist or arise prior to the Effective Date or arising after the Effective Date and related to a time prior to the Effective Date (including, but not limited to, merchants or distributors breaching or threatening to breach their contracts with Seller or Seller's distributors) are the sole responsibility of Seller and Seller indemnifies and holds Buyer harmless for these issues; or

            (f) Vault cash shortages arising prior to the Effective Date or arising after the Effective Date and related to a time prior to the Effective Date are the sole responsibility of Seller and Seller indemnifies and holds Buyer harmless for the vault cash shortages.

      5.9 Indemnification. Seller will indemnify, defend and hold Buyer, its Affiliates (as defined below) and their respective stockholders, directors, officers, employees, legal representatives, agents, successors and assigns (the "Indemnified Parties") harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the Indemnified Parties (collectively, "Losses") arising from or directly or indirectly relating to:

            (a) Any breach by Seller of any term or provision of this Agreement or any Related Agreement including, without limitation, Seller's representations and warranties contained herein; or

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            (b) Seller's performance or breach under any of the Transferred
Contracts prior to the Effective Date; or

            (c) Any termination fee or other expenses owed to ATM processors or any other third parties providing services that related to the Purchased Assets prior to the Effective Date, the contracts for which are not assumed by Buyer; or

            (d) Any claim that any software or trademarks transferred herein infringes any intellectual property right of any person, or

            (e) Any other expense or liability relating to the Purchased Assets arising or occurring prior to the Effective Date.

                "Affiliate" means, with respect to any Person (as hereinafter defined), any Person that controls, is controlled by or is under common control with such Person, together with its and their respective members, partners, venturers, directors, officers, stockholders, agents, employees and spouses. A Person shall be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by contract, or otherwise.

                "Person" means an individual, partnership, limited liability company, association, corporation, or other entity.

      5.10 Indemnification by Buyer. Buyer shall indemnify, defend and hold Seller, its Affiliates and their respective Indemnified Parties harmless from and against any and all Losses arising from or directly or indirectly relating to:

            (a) Any breach by Buyer of any term or provision of this Agreement or any Related Agreement including, without limitation, Buyer's representations, warranties and covenants contained herein; or

            (b) Buyer's performance or breach of the Transferred Contracts after the Effective Date; or

            (c) Any other expense or liability relating to the Purchased Assets arising or occurring after the Effective Date.

      5.11 Survival of Representations and Warranties. The Parties' representations and warranties contained herein shall survive the Closing for a period of two (2) years.

      5.12 Exclusivity. From the date hereof through the Effective Date or the termination of this Agreement, whichever first occurs, Seller shall not, nor shall Seller authorize or permit any of its directors, officers, employees, representatives, agents or Affiliates to, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Buyer and its directors, officers, employees, representatives and agents) concerning a sale, assignment or other transfer of the Purchased Assets, either directly or through a stock purchase or merger or other acquisition structure.

6.    HOLDBACK; NEW ADDITIONAL 73 SITES, MISSING CONTRACTS AND LOST CONTRACTS.

      6.1 Establishment of Escrow. Contemporaneously with the Closing, Buyer shall deliver the Holdback to the Seller's attorney (the "Escrow Agent") to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement (as defined in Section 3.3(a)(xxi)). The Holdback shall be utilized to secure Seller's payment obligations with respect to Lost Contracts (as defined below), Missing Contracts (as defined below) and other indemnification obligations of Seller pursuant to Section 5.9 hereof. The amount of the Holdback shall be the sum of the ATM location values listed in Exhibit A ("Missing Contract Value") for all of the ATMs associated with the Missing Contracts identified three business days prior to the Closing; provided that the Holdback shall not be less than $500,000 and shall not be more than $1,000,000.

      6.2 New Additional 73 Sites. Buyer shall add to the purchase value for 73 new additional Merchant site location contracts, see Exhibit A. The value shall be calculated using $22.43 average price per location per month ("Average Price") for 36 months or an additional purchase value of $58,946.04. By March 5, 2006 the Buyer and Seller shall reconcile the actual activity for the previous four months and compare to the average price calculated of $22.43 Average Price per location per month. The difference shall be either increase the purchase price or decrease the purchase price depending on the actual four month average. If the Average Price is higher than the calculated month's actual average, times 36, less the $58,946.04, then any difference shall be paid to the Buyer. If the Average Price is lower than the calculated month's average times 36 less the $58,946.04 then any difference shall be paid to the Seller. All payments shall be due immediately.

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

      6.3 Missing Contracts. Buyer shall be entitled to payment with respect to Merchant Contracts and Distributor Contracts that (a) Seller does not have copies of, (b) of which Seller has incomplete copies including but not limited to missing pages, missing information, not signed by both parties, or not signed by the appropriate parties, or (c) one or more parties to which are in breach or default thereof (the Contracts described in (a) through (c) above being collectively referred to herein as, the "Missing Contracts").

      6.4 Lost Contracts. Buyer shall be entitled to payment with respect to Lost Contracts defined as any Merchant Contract: (i) with respect to which, prior to the Closing Date, there is any loss or threatened or pending loss thereof, or (ii) with respect to which, there is a notification period for renewal that commences on or prior to the Effective Date and which contract does not renew upon the expiration of the then-current term, or (iii) which is terminated or expires without renewal within nine (9) months after the Effective Date. The Missing Contract Value for all Lost Contracts identified prior to the Closing Date will be deducted from the Purchase Price. The Seller shall have up to 30 days to replace any Lost Contracts or Missing Contracts with new Merchant Contracts locations of equal or greater value. The value of which will be determined on February 28, 2006.

      6.5 Release of Funds from Holdback. Within the first five (5) business days of each calendar month for the nine (9) calendar months following the Effective Date, Buyer and Seller shall instruct the Escrow Agent (i) to deliver to Seller funds from the Holdback, to the extent such funds have not previously been paid out by the Escrow Agent, equal to the Missing Contract Value for any Missing Contracts as to which in the immediately preceding calendar month Seller has delivered a complete, originally-executed contract, containing the terms and provisions previously described by Seller to Purchaser; provided that no instructions shall be given to the Escrow Agent, and the Escrow Agent shall not release any such funds to Seller, to the extent that (after taking into account any payment to be made under subsection (ii) hereof) the balance of the Holdback is less than $500,000 or after such payment would be less than $500,000, and
(ii) to deliver to Buyer the Missing Contract Value with respect to any Lost Contracts that were identified as being lost in the immediately preceding calendar month. For example: (a) if Seller obtains a Missing Contract in the month of November 2005 with a Missing Contract Value of two thousand five hundred dollars ($2,500) and Buyer receives the contract by November 30th, 2005 and deducting the twenty thousand five hundred dollars ($2,500) from the Holdback would still leave at least five hundred thousand dollars ($500,000) in Holdback funds, then by December 7th, 2005 Buyer shall instruct the Escrow Agent to deliver to Seller two thousand five hundred dollars ($2,500) of the Holdback; and (b) if Seller obtains and delivers to Buyer a Missing Contract in the month of January, 2006 and the Missing Contract Value is five thousand dollars ($5,000), the Holdback at such time is $510,000, and during January, 2006 the Parties identify Lost Contracts with Missing Contract Values equal to $7,000, there would be no release of payment from the holdback due to the offsetting of these two occurrences in the month of January 2006, (c) if Seller obtains and delivers to Buyer a Missing Contract in the month of February, 2006 and the Missing Contract Value is fifteen thousand dollars ($15,000), the Holdback at such time is $510,000, then the release of the holdback would only be $10,000 so as to not reduce the Holdback below the $500,000 amount, and would not be entitled to any further distributions from the Holdback except as set forth in
Section 6.6 below.

      6.6   Holdback Settlement. On or prior to the twentieth day of the tenth
(10th) calendar month following the Effective Date, Buyer shall have the option to either (i) release the remaining Holdback to Seller and, in such event, Buyer shall retain all of the rights, title and interest in all of the ATM locations that are considered Missing Contracts, or (ii) instruct the Escrow Agent to deliver the remaining Holdback to Buyer and, in such event, (a) Buyer shall deliver to Seller the aggregate amount of all net income received by Buyer on or after the Effective Date with respect to the remaining Missing Contracts, (b) Buyer shall deliver an assignment of the remaining Missing Contracts to Seller, and (c) Seller shall execute any documents and take all actions necessary or requested by Buyer to have the Holdback released to Buyer..

7.    CONDITIONS PRECEDENT.

      7.1 Conditions to Buyer's Obligations. Buyer's obligations under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by
Buyer:

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

            (a) Seller will have complied with and performed in all material respects its obligations under this Agreement and the Related Agreements required to be complied with or performed prior to Closing;

            (b) All representations and warranties of Seller in this Agreement and the Related Agreements will be true and correct in all material respects as of the date when given and on the Closing Date;

            (c) All consents, approvals and waivers required to consummate the transactions contemplated by this Agreement and the Related Agreements will have been obtained in writing by Seller and provided to Buyer without any penalty or condition which is adverse to Buyer. Buyer will have received evidence of the due authorization and execution of this Agreement by Seller in form and substance satisfactory to Buyer;

            (d) There will not have been any material adverse change in the business, prospects or future business relating to the Purchased Assets, or any event which may, in the future, cause such a change or any pending or threatened material litigation or other proceeding relating to the Purchased Assets;

            (e) Buyer shall have verified the average contract expiration date for all Merchant Contracts to be purchased by Buyer of at least forty-three (43) months with at least sixty (60) months successive renewal terms;

            (f) Buyer's determination, in its sole judgment, that the cost of Twenty-Four Thousand and No/100 U.S. Dollars ($24,000.00) is a reasonable estimate for the 3DES and EPP network compliant upgrades to be performed that are the responsibility of Seller;

            (g) Seller shall have completed at least forty percent (40%) of the necessary 3DES and EPP network compliant upgrades related to the Purchase Assets by the Closing Date;

            (h) Buyer shall have verified transaction volumes, revenue amount shared, and all associated costs (cash, armored, maintenance, processing, etc.) for all ATMs as expressed by Seller;

            (i) Seller's contract with CDR shall have been terminated on or prior to the Closing Date and Buyer's ability (through Seller, if necessary) to have the ATM locations related to the Purchased Assets processed by CDR on a month-to-month basis for a period of six (6) months with a processing cost no greater than current cost from CDR of eight cents ($0.075) per transaction to give Buyer time to transition the ATMs to another processor;

            (j) Seller's contract with CDS shall have been terminated on or prior to the Closing Date and Buyer's ability (through Seller, if necessary) to have the ATM locations related to the Purchased Assets processed by CDS on a month-to-month basis for a period of six (6) months with a processing cost no greater than current cost from CDS of eight cents ($0.08) per transaction to give Buyer time to transition the ATMs to another processor;

            (k) Seller's contract with EPS shall have been terminated on or prior to the Closing Date and Buyer's ability (through Seller, if necessary) to have the ATM locations related to the Purchased Assets processed by EPS on a month-to-month basis for a period of six (6) months with a processing cost no greater than current cost from EPS of twelve cents ($0.12) per transaction to give Buyer time to transition the ATMs to another processor;

            (l) Employees and owners of Seller shall have executed five (5) years non-compete agreements relating to the Purchased Assets, in form and substance satisfactory to Buyer;

            (m) Verification of all Purchased Assets are free and clear of all and any liens, commitments, obligations from all Parties and/or obligations to taxing or governmental authorities, in form and substance satisfactory to Buyer;

            (n) Seller shall have reviewed and confirmed the assign-ability of all vendor contracts and network agreements and commitments including, but not limited to processors, distributors, maintenance and assets related to ancillary products sold and services provided by Seller, of which any and all penalties, early termination fees and any other expenses incurred as a result of the Purchased Assets shall be paid by Seller;

            (o) Buyer shall have reviewed all Transferred Contracts and confirmed their assign-ability;

            (p) Buyer shall have received such other documents and instruments as Buyer may reasonably request to effectuate the transactions contemplated herein and to vest in Buyer title to, and rights in the Purchased Assets; and

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

            (q) Buyer shall have received all of the items set forth in Sections 3.3(a) and (c) hereof.

      7.2 Condition to Seller's Obligations. Seller's obligations under this Agreement are subject to the satisfaction, on the Closing Date, of the following conditions, which may be waived by Seller:

            (a) Buyer will have complied with and performed, in all material respects, its obligations under this Agreement and the Related Agreements;

            (b) All representations of Buyer in this Agreement or the Related Agreements will be true and correct as of the date when given and on the Closing Date; and

            (c) Seller shall have received all of the items set forth in Sections 3.3(b) and (c) hereof.

8. TERMINATION OF AGREEMENT; EFFECT OF TERMINATION.

      8.1 Termination. This Agreement may be terminated at any time before the Closing as follows:

            (a) By Buyer, by notice to Seller, if any of Buyer's conditions precedent to Closing have not been satisfied as of the Closing Date or have become incapable of being satisfied by December 31, 2005;

            (b) By Seller, by notice to Buyer, if any of Seller's conditions precedent to Closing have not been satisfied as of the Closing Date or have become incapable of being satisfied by December 31, 2005;

            (c) By either Party, if the Board of Directors, or other governing body or bodies, of such Party shall not have approved the Definitive Agreement; and

            (d) By Buyer, if Buyer's lenders and/or financing entities have not? approved the Definitive Agreement and funded the Purchase Price.

      8.2 Effect of Termination. With the exception of Section 5.9 (Indemnification) and this Section 8.2 which shall survive termination of this Agreement, upon a termination in accordance with Section 8.1, this Agreement will have no further force or effect. Notwithstanding the foregoing, each Party will be liable to the other for any breaches by such Party prior to termination of this Agreement.

9.    GUARANTEE.

      Richard Westenberger and Patricia Buckholz ("Guarantors") hereby unconditionally and irrevocably guarantee as primary obligors, and not merely as a surety, the prompt payment and satisfaction by Seller of all of its obligations hereunder including but not limited to ATM supplies, ATM repairs, ATM cash management, ATM customer (Independent Sales Organization) fees, ATM merchant/location fees, ATM processing fees, ATM sales fees, ATM Distributor fees and the like. In the event that all or any portion of the guaranteed obligations is paid by Seller, the obligations of the Guarantors shall continue and remain in full force and effect in the event that all or any portion of such payment is rescinded or recovered from Buyer as a fraudulent conveyance, preference or otherwise.

10.   MISCELLANEOUS.

      10.1 No Waiver. No waiver of any breach of any provision of this Agreement will be deemed a waiver of any other breach of this Agreement. No extension of time for performance of any act will be deemed an extension of the time for performance of any other act.

      10.2 Severability. The provisions of this Agreement will be deemed severable, and if any provision of this Agreement is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not be affected but will remain binding in accordance with their terms.

      10.3 Entire Agreement; Amendment. This Agreement, the Related Agreements and the schedules, exhibits and attachments to such agreements contain the entire agreement of the Parties with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by all of the Parties hereto. The headings in this Agreement are solely for convenience of reference and will not affect the interpretation of any provision of this Agreement.

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      10.4  Applicable Law. This Agreement will be construed in accordance with and governed by the laws of the State of Florida. Jurisdiction and venue for all disputes relating to this Agreement shall lie with the State and federal courts located in St. Johns County, Florida.

      10.5 Time is of the Essence. The Parties to this Agreement acknowledge and agree that time is of the essence with respect to the consummation of the transactions contemplated by this Agreement and each Related Agreement.

      10.6 Binding Agreement, Assignment. The terms and provisions of this Agreement will bind the Parties and their respective permitted successors and assigns. Neither this Agreement nor any Related Agreement may be assigned by Seller or Buyer without the prior written consent of the other.

      10.7 Expenses. Each Party will pay all of its expenses, including attorneys' and accountants' fees in connection with the negotiation of this Agreement or any Related Agreement, the performance of its obligations hereunder or thereunder, and the consummation of the transactions contemplated by this Agreement or any Related Agreement; provided that in any proceeding or other attempt to enforce, construe or to determine the validity of this Agreement or any Related Agreement, the non-prevailing Party will pay the reasonable expenses of the prevailing Party, including reasonable attorneys' fees and costs.

      10.8 Notices. All notices, demands or other communications required or permitted to be given hereunder will be in writing, and any and all such items will be deemed to have been duly delivered upon personal delivery; or as of the third (3rd) business day after mailing by United States mail, certified, return receipt requested, postage prepaid, addressed as follows; or as of the immediately following business day after deposit with Federal Express or a similar overnight courier service, addressed as follows; or as of the business day if by facsimile to the facsimile number set forth below:

            Notice to Seller: Amer-e-com Digital Corporation
                                 8054 Washington Street, Suite 169
                                 Port Richey, Florida 34668
                                 Attention   :  Richard Westenberger
                                 Telephone:  (727) 815-8515
                                 Facsimile  :  (727) 815-8835

            Notice to Buyer: Global Axcess Corp
                                 224 Ponte Vedra Park Drive
                                 Ponte Vedra Beach, Florida 32082
                                 Attention   :   David J. Surette
                                 Telephone:   (904) 395-1135
                                 Facsimile  :   (904) 280-8588

      10.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument.

      10.10 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

      10.11 Publicity. Each Party agrees to notify the other prior to issuing any press release or making any public statement regarding the transactions contemplated hereby, and will attempt to obtain the reasonable approval of the other Party prior to making such release or statement, except where such release or statement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirement, in which case the disclosing Party shall endeavor to provide the other Party with as much prior notice of the content of such release or statement as is reasonably practicable under the circumstances.

      10.12 Confidentiality. Other than as contemplated by this Agreement, Seller will maintain in confidence, and will cause its directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information in its possession relating directly or indirectly to the Purchased Assets, unless such information becomes publicly available through no fault of Seller, or its directors, officers, employees, agents or advisors, the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or the furnishing or use of such information is required by legal proceedings or otherwise required by law. If this Agreement is terminated pursuant to Section 8.1, this Section 10.12 shall be of no further force or effect.

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

         THE PARTIES HAVE EXECUTED AND DELIVERED THIS AGREEMENT on the date set forth in the introductory paragraph of this Agreement.

SELLER                                   BUYER

AMER-E-COM DIGITAL                       GLOBAL AXCESS CORP,
CORPORATION, a Florida corporation       a Nevada corporation



By:                                      By:
   ---------------------------------        ------------------------------------
   Richard Westenberger                     David J. Surette
   Chief Executive Officer                  Chief Financial Officer


AMER-E-COM DIGITAL
CORPORATION, a Florida corporation



By:
   ---------------------------------
   Patricia Buckholz
   Vice President



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